Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Amendment No. 1 to the Registration Statement on Form S-1 of our auditor’s report dated March 31, 2025, with respect to the consolidated financial statements of Venus Concept Inc. and its subsidiaries as at December 31, 2024 and 2023, and for each of the years in the two-year period ended December 31, 2024, as filed with the United States Securities and Exchange Commission.
We also consent to the reference to our firm under the heading “Experts” in the Form S-1.
/s/ MNP LLP
Chartered Professional Accountants
Licensed Public Accountants
July 24, 2025
Mississauga, Canada